Exhibit 99.1


          Merrill Lynch Reports Second Quarter 2007 Results:
       Net Earnings Per Diluted Share of $2.24, up 37% from 2Q06

   Record Net Revenues from Wealth Management and Investment Banking
                              Businesses

           Record First Half Net Revenues, Earnings and EPS


    NEW YORK--(BUSINESS WIRE)--July 17, 2007--Merrill Lynch (NYSE:
MER) today reported very strong net revenues, net earnings and earnings per diluted share for the second quarter of 2007, which enabled the company to achieve record net revenues, net earnings and net earnings per diluted share for the first half of 2007.

    Second quarter 2007 total net revenues of $9.7 billion increased 19% from $8.2 billion in the prior-year period and were down 1% from $9.9 billion in the first quarter of 2007. Year-over-year, strong revenue growth in both Global Markets and Investment Banking (GMI) and Global Wealth Management (GWM), as well as across all global regions, drove the increase. These are the highest net revenues Merrill Lynch has ever generated in a fiscal second quarter and the second-highest the firm has generated for any quarterly period on an operating basis, excluding from the comparison the $2.0 billion one-time, pre-tax gain that arose from the merger of Merrill Lynch Investment Managers with BlackRock, Inc. (NYSE: BLK) in the third quarter of 2006.


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    Second quarter 2007 net earnings per diluted share were $2.24, up
37% from $1.63 in the second quarter of 2006 and down less than 1% from $2.26 for the first quarter of 2007. Net earnings were $2.1 billion, up 31% from the second quarter of 2006 and down 1% from the first quarter of 2007. The pre-tax profit margin for the second quarter of 2007 was 31.1%, up 2.4 percentage points from the prior-year period, and the annualized return on average common equity was 22.4%, up 3.8 points. At the end of the second quarter, book value per share was $43.55, up 17% from the end of the second quarter of 2006.

    "We delivered another strong quarter in a volatile and, at times, hostile market environment," said Stan O'Neal, chairman and chief executive officer of Merrill Lynch. "These results reflect our revenue diversification, which makes possible strong performance despite uneven market conditions. Our focus on business and revenue growth, expense discipline, and global expansion continues to enhance the earnings power of our franchise."

    Net revenues for the first six months of 2007 set a record, at $19.6 billion, up 21% from $16.1 billion in the first half of 2006. Record net earnings per diluted share of $4.50 were up 117% from $2.07 in the prior-year period, while net earnings of $4.3 billion were up 104%. Results for the first six months of 2006 included $1.2 billion, after taxes, of one-time compensation expenses incurred in the first quarter of that period. Excluding those expenses, net earnings per diluted share were up 37% from the prior-year period, while net earnings were up 31%. The first half pre-tax profit margin was 31.2%, up 13 percentage points from the first half of 2006, or 2.1 percentage points excluding the one-time expenses. The annualized return on average common equity was 22.8%, up 10.9 percentage points from the first six months of 2006, or 3.8 points excluding the one-time expenses.


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    Business Segment Review:

    In the first quarter of 2006, Merrill Lynch recorded $1.8 billion, before taxes ($1.2 billion after taxes), in one-time compensation expenses. These expenses were recorded in the business segments as follows: $1.4 billion to Global Markets and Investment Banking, $281 million to Global Wealth Management and $109 million to Merrill Lynch Investment Managers (which ceased to exist as a business segment upon its merger with BlackRock). Comparisons to first half 2006 results in the following discussion of business segment results exclude the impact of these one-time expenses. A reconciliation of these segment results appears on Attachment IV to this release.

    Global Markets and Investment Banking (GMI)

    GMI generated very strong revenues and pre-tax earnings for the second quarter of 2007, including record revenues from Investment Banking. Non-U.S. net revenues, which comprised 61% of GMI's total net revenues for the quarter, again grew significantly faster than U.S. revenues.



    -- GMI's second quarter 2007 net revenues were $6.2 billion, up
       36% from the second quarter of 2006, as net revenues increased in all three major business lines:

       -- Fixed Income, Currencies and Commodities (FICC) net revenues increased 55% to $2.6 billion, driven primarily by strong growth in net revenues from trading credit products, interest rate products and commodities, partially offset by a decline in net revenues from the structured finance and investments business, which includes mortgage-related activities. For the first six months of 2007, FICC generated a record $5.4 billion in net revenues, up 45% from 2006, reflecting increased diversity and depth across asset classes.

       -- Equity Markets net revenues increased 15% to $2.1 billion, driven by nearly every major business line. Revenues from equity-linked trading, cash trading, financing and services, and proprietary trading all increased strongly over the prior-year quarter, while revenues from the firm's private equity business were meaningfully lower. For the first half of 2007, net revenues were a record $4.5 billion, up 31% from the prior-year period.

       -- Investment Banking net revenues increased to a record level for the third consecutive quarter, up 41% to $1.4 billion, as record revenues in equity origination were complemented by strong growth in revenues from both merger and acquisition advisory services and debt origination. Investment Banking net revenues for the first six months of 2007 were $2.8 billion, up 44% from the 2006 period, reflecting the tremendous momentum in Merrill Lynch's global origination franchise.

       Second quarter 2007 pre-tax earnings for GMI were $2.1 billion, up 43% from the year-ago quarter, driven by the strong revenue growth and continued focus on expenses. The pre-tax profit margin was 34.0%, up from 32.1% in the prior-year period.


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

    -- GMI's net revenues for the first six months of 2007 were a record $12.7 billion, up 39% from the first half of 2006, driven by record revenues in nearly every major line of business. Pre-tax earnings were $4.4 billion, up 46% from the prior year period. The pre-tax profit margin was 34.9%, compared with 33.4% in the first half of 2006.


    Global Wealth Management (GWM)

    GWM generated record revenues and pre-tax earnings for both the second quarter and first half of 2007, driven by Global Private Client
(GPC), as well as by the contribution of Global Investment Management
(GIM), which includes earnings from Merrill Lynch's investment in BlackRock.



    -- GWM's second quarter 2007 net revenues were $3.6 billion, up
       18% from the second quarter of 2006:

       -- GPC's net revenues increased 13% to $3.3 billion, driven by every major revenue category, including record fee-based revenues, which reflected higher asset values and net flows into annuitized-revenue products, as well as strong transaction and origination revenues. Net interest revenues also increased. For the first six months of 2007, GPC's net revenues increased 12% over the prior-year period to a record $6.5 billion.

       -- GIM's net revenues increased 119% to $305 million, due primarily to revenues from Merrill Lynch's investment in BlackRock, which began to contribute to revenues during the 2006 fourth quarter, as well as increases in revenues from Merrill Lynch's ownership positions in other investment management companies and the business that creates alternative investment products for GPC clients. GIM's net revenues for the first half of 2007 were a record $566 million, up 133% from the 2006 first half.

       Second quarter 2007 pre-tax earnings were $1.0 billion, up 39% from the second quarter of 2006, driven by the growth in revenues. The pre-tax profit margin was 27.9%, up from 23.7% in the prior-year period, driven by the impact of the investment in BlackRock and continued discipline in managing expenses.

    -- Turnover among FAs remained near historical lows, particularly among top-producing FAs. FA headcount reached 16,200 at quarter-end, reflecting an increase of 270 FAs for the quarter, as GPC continued to successfully execute its strategy for recruiting and training high-quality FAs.

    -- Client assets in products that generate annuitized revenues ended the quarter at $668 billion, up 19% from the second quarter of 2006, and total client assets in GWM accounts were a record $1.7 trillion, up 14%. Net inflows of client assets into annuitized-revenue products were $12 billion for the second quarter, and total net new money was $9 billion, reflecting the impact of client income tax payments.


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

    -- For the first six months of 2007, GWM's net revenues increased
       17%, to a record $7.0 billion, driven by the record revenues in both GPC and GIM. Pre-tax earnings increased 35% to $1.9 billion, demonstrating the continued operating leverage in this business. GWM's year-to-date pre-tax profit margin was 26.4%, up 3.6 percentage points from 22.8% in the first half of 2006.


    Merrill Lynch Investment Managers (MLIM)

    On September 29, 2006, Merrill Lynch merged MLIM with BlackRock in exchange for a total of 65 million common and preferred shares representing an economic interest of approximately half of the newly combined BlackRock. Following the merger, the MLIM business segment ceased to exist, and under the equity method of accounting, an estimate of the net earnings associated with Merrill Lynch's ownership position in BlackRock is recorded in the GIM portion of the GWM segment. For the second quarter of 2006, MLIM's net revenues were $630 million, and its pre-tax earnings were $240 million. For the first six months of 2006, MLIM's net revenues were $1.2 billion and its pre-tax earnings were $462 million.

    Additional Items:

    Compensation Expenses

    Compensation and benefits expenses were $4.8 billion, or 48.9% of net revenues for the second quarter of 2007, compared with 48.7% in the second quarter of 2006. Compensation and benefits expenses were $9.6 billion, or 49.3% of net revenues for the first half of 2007, down from 49.4% in the first half of 2006, excluding the one-time compensation expenses in the first quarter of 2006.

    Non-compensation Expenses

    Overall, non-compensation expenses were $1.9 billion for the second quarter of 2007. Non-compensation expenses as a percentage of net revenues decreased to 20.0% in the 2007 second quarter, down from 22.6% in the prior-year period. Details of the significant changes in non-compensation expenses from the second quarter of 2006 are as follows:

    -- Communication and technology costs were $484 million, up 13% due primarily to costs related to technology investments for growth.

    -- Brokerage, clearing, and exchange fees were $346 million, up 30% due primarily to higher transaction volumes.

    -- Occupancy costs and related depreciation were $277 million, up 11% due principally to higher office rental expenses and office space added via acquisitions.

    -- Professional fees were $245 million, an increase of 25% due to higher employment service fees and other professional fees.


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

    -- Expenses of consolidated investments totaled $43 million, down from $145 million primarily due to decreased expenses associated with the related decrease in revenues from consolidated investments.

    Income Taxes

    Merrill Lynch's second quarter effective tax rate was 29.2%, compared with 30.5% for the second quarter of 2006. The effective tax rate for the first six months of 2007 was 29.8%, compared with 28.3% in the prior-year period, or 30.1% excluding the one-time compensation expenses.

    Share Repurchases

    As part of its active management of equity capital, Merrill Lynch repurchased 19.8 million shares of its common stock for $1.8 billion during the second quarter of 2007, completing the $5 billion repurchase program authorized in October 2006 and utilizing $557 million of the $6 billion repurchase program authorized in April 2007.

    Staffing

    Merrill Lynch's full-time employees totaled 61,900 at the end of the second quarter of 2007, a net increase of 1,600 during the quarter.


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

    Jeff Edwards, senior vice president and chief financial officer, will host a conference call today at 10:00 a.m. ET to discuss the company's 2007 second quarter results. The conference call can be accessed via a live audio webcast available through the Investor Relations website at www.ir.ml.com or by dialing (888) 810-0245 (U.S. callers) or (706) 634-0180 (non-U.S. callers). On-demand replay of the webcast will be available from approximately 1:00 p.m. ET today at the same web address.

    Merrill Lynch is one of the world's leading wealth management, capital markets and advisory companies with offices in 38 countries and territories and total client assets of approximately $1.7 trillion. As an investment bank, it is a leading global trader and underwriter of securities and derivatives across a broad range of asset classes and serves as a strategic advisor to corporations, governments, institutions and individuals worldwide. Merrill Lynch owns approximately half of BlackRock, one of the world's largest publicly traded investment management companies with more than $1 trillion in assets under management. For more information on Merrill Lynch, please visit www.ml.com.

    Merrill Lynch may make forward-looking statements, including, for example, statements about management expectations, strategic objectives, growth opportunities, business prospects, investment banking pipelines, anticipated financial results, the impact of off balance sheet arrangements, significant contractual obligations, anticipated results of litigation and regulatory investigations and proceedings, and other similar matters. These forward-looking statements are not statements of historical facts and represent only Merrill Lynch's beliefs regarding future performance, which is inherently uncertain. There are a variety of factors, many of which are beyond Merrill Lynch's control, which affect the operations, performance, business strategy and results and could cause its actual results and experience to differ materially from the expectations and objectives expressed in any forward-looking statements. These factors include, but are not limited to, financial market volatility; actions and initiatives taken by current and potential competitors; general economic conditions; the effect of current, pending and future legislation, regulation, and regulatory actions; and the other


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

additional factors described in the Risk Factors section of Merrill Lynch's Annual Report on Form 10-K for the fiscal year ended December 29, 2006 and also disclosed from time to time in its subsequent reports on Form 10-Q and 8-K, which are available on the Merrill Lynch Investor Relations website at www.ir.ml.com and at the SEC's website, www.sec.gov.

    Accordingly, readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made. Merrill Lynch does not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements are made. The reader should, however, consult any further disclosures Merrill Lynch may make in its future filings of its reports on Form 10-K, Form 10-Q and Form 8-K.

    Merrill Lynch may also, from time to time, disclose financial information on a non-GAAP basis where management believes this information will be valuable to investors in gauging the quality of Merrill Lynch's financial performance and identifying trends.


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